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                                                                    EXHIBIT 21.1



             LIST OF SUBSIDIARIES OF ABR INFORMATION SERVICES, INC.


1.  ABR CobraServ, Inc. (formerly known as Applied Benefits Research, Inc.)

2.  ABR National Service Center, Inc.

3.  ABR Properties, Inc.

4.  ABR Benefits Services, Inc. (formerly known as Bullock Associates, Inc.)

5.  Total Cobra Services, Inc. (formerly known as Total COBRA Services, Inc.)

6.  The L.P. Baier Company